Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

McLEAN, VA — (BUSINESS WIRE) — February 13, 2008 — PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), a global, facilities-based integrated communications services provider, today announced its results for the quarter and year ended December 31, 2007.

Fourth Quarter 2007 Highlights:

•	$224 Million Net Revenue

•	$10 Million Income from Operations

•	$20 Million Adjusted EBITDA

•	$91 Million Cash Balance at Quarter End ($10 Million Restricted)

•	$16 Million of Debt Reduction

Full Year 2007 Highlights:

•	$903 Million Net Revenue

•	$35 Million Income from Operations

•	$67 Million Adjusted EBITDA

PRIMUS reported fourth quarter 2007 net revenue of $224 million, down $1 million from $225 million in the prior quarter and down $15 million from $239 million in the fourth quarter 2006. The Company reported a ($5) million net loss for the quarter, compared to net income of $5 million in the prior quarter and a net loss of ($2) million in the fourth quarter 2006. As a result, the Company reported ($0.03) of basic and diluted net loss per common share in the fourth quarter 2007, as compared to basic and diluted net income per common share of $0.03 and $0.02, respectively, in the prior quarter and ($0.02) of basic and diluted net loss per common share in the year-ago quarter. Full year 2007 net revenue was $903 million, a decline from $1,002 million in 2006. The Company reported $9 million of net income in 2007 and basic and diluted net income per common share of $0.07 and $0.05, respectively. Net loss for 2006 was ($238) million, and basic and diluted net loss per common share was ($2.12).

As planned, PRIMUS’s capital investments and sales and marketing activities increased in both the third and fourth quarters of 2007. As previously reported, the Company is pursuing a strategy designed to enhance the growth of high margin broadband, VOIP, local, wireless, data and hosting services revenue and contribution, while slowing the decline in revenue and contribution from its legacy voice and dial-up Internet products. PRIMUS seeks to accomplish these objectives by (1) enhancing investment in network infrastructure to support new customers and the migration of existing customers onto the PRIMUS network, (2) investing prudently in sales and marketing programs and direct sales and telemarketing personnel to drive increased revenue and contribution from its growth products and, (3) continuing targeted investments to support increased customer retention efforts. Successful accomplishment of these goals, either individually or collectively, is expected to reduce the current rate of decline in retail revenue and increase the contribution from retail products.

“Our investment strategy in sales and marketing and broadband, data center and IP infrastructure projects is beginning to have a positive impact on curtailing the rate of revenue decline and generating steadily expanding margins.” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “Despite a significant decline in revenue in 2007—primarily attributable to declines in wholesale and prepaid services—we were successful in improving overall margins, both as a percentage and in absolute terms, and delivering 13% growth in full year Adjusted EBITDA. Net revenue less cost of revenue has increased for the third consecutive quarter, while Adjusted EBITDA has shown consistent and gradual improvement. These favorable trends reflect a combination of sequential growth in our high margin products (6% sequential increase, reaching annualized net revenue of $233 million), continued pruning of low-margin revenue streams and further improvement in our network service capabilities and cost structure, driven by recent capital expenditures and increased on-net migrations.”

During the fourth quarter, PRIMUS’s investment program included the following initiatives: opening new, and expanding existing, data centers in Canada and Australia; expanding the global DSLAM footprint by 34 to 283; augmenting network capacity to offer higher speed DSL services in Australia; and continuing growth of the Company’s direct sales force and telemarketing capabilities across its major markets.

Steady growth of its high margin products has enabled PRIMUS gradually to reduce the rate of quarterly sequential quarterly declines in retail revenue. As the Company continues to implement its strategy throughout 2008, it expects to see continued gradual improvement in the retail revenue trends.

“Our 2008 plan is fully funded with current cash resources, and we plan to continue its implementation with prudent investments throughout the year. Our objective, over time, is to generate sufficient increased contribution from growth products such that it exceeds the corresponding declines in legacy voice and dial-up Internet products,” Mr. Singh said.

“Through execution of our plan in 2008, we expect year over year revenue to decline—in the range of 2% to 5%—about half of the 10% revenue decline experienced in 2007,

primarily as a result of increased investment in sales and marketing. We expect margin expansion to continue as a result of our capital expenditures in the network infrastructure. Capital expenditures in 2008 are expected to be in the range of $30 million to $35 million (versus $45 million in 2007), a majority of which will be dedicated to expanding the footprint and capacity of our broadband, data, and hosted IP infrastructure to accommodate increased on-net traffic. Our net revenue less cost of revenue is expected to maintain a positive upward trend in 2008 as a result of recent and planned investments in the network infrastructure and new data centers. The 2008 plan reflects continued reduction of non-sales and marketing expenses and a reallocation of approximately $5 million of these savings to increase our sales and marketing budget. Adjusted EBITDA for 2008 will depend in part on the degree of success we achieve with our sales and marketing plans and potential opportunities to further scale up successful marketing campaigns through additional prudent investments. As a result, we are targeting an Adjusted EBITDA range for 2008 of between $65 million and $80 million. Our plan assumes currency exchange rates remain at current levels.

“While we are pursuing potential sales of assets in 2008 to generate $50 million or more in cash proceeds, the prevailing capital market turbulence combined with a weak overall economic outlook may force us to extend our time horizon if valuation multiples are not at acceptable levels,” Mr. Singh concluded.

Fourth Quarter 2007 Financial Results:

The Company sold its Australian domain name business in the first quarter 2007 and sold its 51% interest in a German subsidiary in the third quarter 2007. From an accounting perspective, as a result of these events, the businesses have been treated as “discontinued operations,” and therefore, those operating results are excluded from the individual line items of the statement of operations in the current and all prior period results. Additionally, the operating results and the gain from sale of discontinued operations are shown as separate line items on the statement of operations. In 2006, the revenue and net income from these operations were $9 million and $1 million, respectively.

“Fourth quarter 2007 revenue was $224 million, down 1% or $1 million from the prior quarter and down 7% or $15 million from the fourth quarter 2006. The $1 million revenue decline as compared to the prior quarter was comprised of a $10 million increase from the weakening of the United States dollar, offset by a $4 million decrease in low-margin wholesale services revenue, a $1 million decrease in European prepaid services which were fully discontinued during the third quarter 2007, a $1 million decrease from a commercial legal settlement and a net decrease of $5 million in retail services revenue,” said Thomas R. Kloster, Chief Financial Officer. “The $5 million net decline in retail revenue reflects a continued decline in legacy voice and dial-up Internet services revenue, including $2 million from a discontinued European retail product offering, offset by continued growth from high-margin broadband, VOIP, local, wireless, data and hosting revenues. We are pleased to have reduced the rate of retail revenue decline to $3 million (exclusive of the effect of the discontinued product offering) as compared to $6 million in the prior quarter.”

Net revenue from broadband, VOIP, local, wireless, data and hosting services was $58 million (26% of net revenue) for the fourth quarter 2007, up from $55 million (24% of net revenue) in the prior quarter—a sequential growth rate of 6%. The mix of net revenue was 82% retail (54% residential and 28% business) and 18% wholesale. The fourth quarter retail revenue mix of 82% compares to 81% and 79% in the prior and year-ago quarters, respectively. Geographic retail revenue mix was 33% coming from Asia-Pacific, 31% from Canada, 7% from Europe and 12% from the United States.

Net revenue less cost of revenue was $92 million or 41.2% of net revenue in the fourth quarter as compared to $89 million and 39.4% in the prior quarter and $83 million and 34.8% in the year-ago quarter. The fourth quarter 2007 figure includes a $6 million retroactive benefit as a result of cost determinations mandated by the Australian Competition and Consumer Commission (“ACCC”) and a $1 million negative effect from a commercial legal settlement.

Selling, general and administrative (SG&A) expense in the fourth quarter was $72 million (32.0% of net revenue), down $1 million from $73 million in the prior quarter (32.3% of net revenue) and up $7 million from $65 million (27.3% of net revenue) in the year-ago quarter. The fourth quarter decrease over the third quarter resulted from a $1 million decline in seasonally adjusted sales and marketing efforts.

Income from operations was $10 million in the fourth quarter 2007, an improvement of $1 million from the prior quarter and flat with the fourth quarter 2006.

Fourth quarter 2007 Adjusted EBITDA, as calculated in the attached schedule, of $20 million was an increase of $4 million from $16 million in the prior quarter and an increase of $2 million from $18 million in the year-ago quarter. The fourth quarter Adjusted EBITDA includes the $6 million benefit from the ACCC determination and a $1 million negative effect from a commercial legal settlement.

Interest expense for the fourth quarter 2007 was $15 million, down slightly from the prior quarter and up from $13 million in the fourth quarter 2006. The increase over the year-ago quarter is attributable to the interest related to the 14 1 /4% Senior Secured Notes, issued in February and March 2007.

Income tax expense for the fourth quarter was $4 million, which includes charges for determination of possible future tax obligations under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and withholding tax expense for intercompany interest and royalty fees owed by certain foreign subsidiaries.

Net loss was ($5) million in the fourth quarter 2007 (including a $2 million gain on foreign currency transactions), as compared to net income of $5 million in the third quarter 2007 (including a $12 million gain on foreign currency transactions), and a net loss of ($2) million in the fourth quarter 2006 (including a $2 million gain on foreign currency transactions).

Basic and diluted net loss per common share was ($0.03) for the fourth quarter 2007, as compared to basic and diluted net income per common share of $0.03 and $0.02, respectively, in the prior quarter and ($0.02) for both measures in the year-ago quarter. Adjusted Basic and Diluted Net Loss Per Common Share, as calculated in the attached schedule, was ($0.05) for the fourth quarter 2007, compared to ($0.06) for the third quarter 2007 and ($0.03) in the year-ago quarter.

Full Year 2007 Financial Results:

Full year 2007 net revenue was $903 million, down from $1,002 million in 2006. The $42 million decline in wholesale services revenue and the $40 million decline in prepaid services revenue, in aggregate, account for 83% of the decline.

SG&A expense in 2007 was $282 million (31.2% of net revenue) as compared to $284 million (28.4% of net revenue) in 2006, reflecting continued non-sales and marketing cost reductions being applied towards an increase in sales and marketing activities, including advertising, outbound telemarketing, direct sales representatives, affinity program commissions and promotions.

Income from operations in 2007 was $35 million compared to a loss of ($214) million in 2006, which included asset impairment write-down and loss on sale or disposal of assets charges of $225 million in 2006.

Full year 2007 Adjusted EBITDA, as calculated in the attached schedule, was $67 million as compared to $59 million in 2006, a 13% increase.

Full year 2007 interest expense was $61 million as compared to $54 million in 2006 primarily as a result of the issuance of the 14 1/4% Senior Secured Notes in February and March 2007.

Full year 2007 net income was $9 million as compared to ($238) million in 2006. Full Year 2007 basic and diluted income per common share was $0.07 and $0.05, respectively, as compared to basic and diluted loss per common share of ($2.12) in 2006.

The Company is currently assessing the impact of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and determining the impact of other events as they relate to income taxes on its fourth quarter results. Therefore, certain figures presented in this press release, may, depending on the outcome of the assessment, differ from those that will be presented in the Company’s Form 10-K for the year ended December 31, 2007.

Liquidity and Capital Resources

PRIMUS ended the fourth quarter 2007 with a cash balance of $91 million ($81 million unrestricted) as compared to $118 million ($109 million unrestricted) as of September 30,

2007. The $27 million decrease in cash is comprised of $15 million for capital expenditures primarily to fund the previously announced second half 2007 Australian DSLAM network expansion and the Canadian data center expansion, $14 million for interest payments, $7 million to purchase and retire a portion of the Company’s outstanding 12 3/ 4% senior notes, $5 million for an early payment in full of a capital lease obligation, and $4 million for scheduled principal reductions. These declines are offset by $20 million of Adjusted EBITDA exclusive of the $6 million related to the ACCC determination as such cash was not received until February 2008 and $4 million from working capital movements.

Capital expenditures for the full year 2007 were $45 million at the high end of the Company’s prior guidance range of between $40 million and $45 million.

Free Cash Flow for the fourth quarter 2007, as calculated in the attached schedule, was negative ($12) million (comprised of $3 million provided by operating activities and $15 million utilized for capital expenditures) as compared to negative ($10) million in the prior quarter and negative ($5) million in the year-ago quarter.

The principal amount of PRIMUS’s long-term debt obligations as of December 31, 2007 was $664 million, as compared to $679 million at September 30, 2007.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means, issuing debt or equity or purchasing its equity in the open market to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss fourth quarter and full year 2007 results on February 13, 2008, at 5:00 PM Eastern. Participants should dial 866-802-4290 (domestic) or 703-639-1316 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 15 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning revenue levels, VOIP, broadband, local, wireless, and data and hosting services prospects, rates of decline in legacy businesses, future Adjusted EBITDA and Free Cash Flow, financing/delevering/debt restructuring plans, the timing, extent and effectiveness of cost reduction programs, future results, the telecommunications market environment, the effectiveness and profitability of new initiatives, selling, general and administrative expense and capital expenditures, changes in competitive circumstances (including pricing actions and regulatory rulings) and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives, and prepaid service strategies; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance voice and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital or refinance indebtedness when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; broadband, Internet, VOIP, local, wireless, data and hosting, and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless, data and hosting or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the delisting of the Company’s common stock from trading on NASDAQ’s Capital Market; adverse impact arising out of or as a consequence of the Company’s external auditors issuing an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness concerning taxes; risks associated with our limited DSL, Internet, VOIP, local, wireless and data and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; risks and delays with deploying DSLAM networks; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless, data and hosting, and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBTIDA, Adjusted Diluted Income (Loss) Per Common Share, and Free Cash Flow. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on February 13, 2008, and available on our website.

For more information:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
NET REVENUE	$223,551	$239,355	$903,211	$1,002,379

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	131,548	156,077	554,886	659,433
Selling, general and administrative	71,597	65,277	281,580	284,307
Depreciation and amortization	9,306	6,384	30,534	47,428
Loss on sale or disposal of assets	780	1,795	1,464	16,097
Asset impairment write-down	—	—	—	209,248

Total operating expenses	213,231	229,533	868,464	1,216,513

INCOME (LOSS) FROM OPERATIONS	10,320	9,822	34,747	(214,134)

INTEREST EXPENSE	(15,446)	(13,470)	(61,114)	(54,128)
ACCRETION ON DEBT DISCOUNT, NET	(38)	(388)	(449)	(1,732)
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	—	—	—	5,373
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	258	—	(7,652)	7,409
INTEREST AND OTHER INCOME	2,007	285	5,702	3,690
FOREIGN CURRENCY TRANSACTION GAIN	2,406	2,113	32,693	10,633

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(493)	(1,638)	3,927	(242,889)
INCOME TAX BENEFIT (EXPENSE)	(4,240)	(1,169)	(715)	(4,866)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(4,733)	(2,807)	3,212	(247,755)

INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	380	145	2,382
GAIN FROM SALE OF DISCONTINUED OPERS., net of tax	—	—	6,132	7,415

NET INCOME (LOSS)	$(4,733)	$(2,427)	$9,489	$(237,958)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.03)	$(0.02)	$0.02	$(2.20)
Income from discontinued operations	—	0.00	0.00	0.02
Gain from sale of discontinued operations	—	—	0.05	0.06

Net income (loss)	$(0.03)	$(0.02)	$0.07	$(2.12)

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(0.03)	$(0.02)	$0.02	$(2.20)
Income from discontinued operations	—	0.00	0.00	0.02
Gain from sale of discontinued operations	—	—	0.03	0.06

Net income (loss)	$(0.03)	$(0.02)	$0.05	$(2.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	142,633	113,849	128,771	112,366

DILUTED	142,633	113,849	175,719	112,366

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

December 31, 2007
Cash and cash equivalents	$81,282
Restricted cash	362
Accounts receivable, net	113,588
Other current assets	27,901

TOTAL CURRENT ASSETS	223,133

Restricted cash	9,677
Property and equipment, net	144,599
Goodwill	40,134
Other intangible assets, net	1,557
Other assets	29,960

TOTAL ASSETS	$449,060

Accounts payable	$74,893
Accrued interconnection costs	44,911
Deferred revenue	16,513
Accrued expenses and other current liabilities	50,724
Accrued income taxes	27,622
Accrued interest	12,460
Current portion of long-term obligations	11,228

TOTAL CURRENT LIABILITIES	238,351

Non-current portion of long-term obligations	662,675
Other liabilities	52

TOTAL LIABILITIES	901,078

Stockholders’ deficit	(452,018)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$449,060

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
NET INCOME (LOSS)	$(4,733)	$4,763	$(2,427)	$9,489	$(237,958)
Share-based compensation expense	62	59	65	246	545
Depreciation and amortization	9,306	7,328	6,384	30,534	47,428
Loss on sale or disposal of assets	780	—	1,795	1,464	16,097
Asset impairment write-down	—	—	—	—	209,248
Interest expense	15,446	15,810	13,470	61,114	54,128
Accretion on debt discount, net	38	37	388	449	1,732
Income tax (benefit) expense	4,240	2,161	1,169	715	4,866
(Gain) loss on early extinguishment or restructuring of debt	(258)	(364)	—	7,652	(7,409)
Foreign currency transaction gain	(2,406)	(12,232)	(2,113)	(32,693)	(10,633)
Change in fair value of derivatives embedded within convertible debt	—	—	—	—	(5,373)
Interest and other income	(2,007)	(1,141)	(285)	(5,702)	(3,690)
Income from discontinued operations, net of tax	—	(140)	(380)	(145)	(2,382)
Gain from sale of discontinued operations, net of tax	—	(174)	—	(6,132)	(7,415)

ADJUSTED EBITDA	$20,468	$16,107	$18,066	$66,991	$59,184

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED NET LOSS PER COMMON SHARE TO

ADJUSTED DILUTED NET LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS—DILUTED	$(4,733)	$5,198	$(2,427)	$9,489	$(237,958)
ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	—	(435)	—	—	—

NET INCOME (LOSS)	(4,733)	4,763	(2,427)	9,489	(237,958)
Add:
Loss on sale or disposal of assets	780	—	1,795	1,464	16,097
Asset impairment write-down	—	—	—	—	209,248
(Gain) loss on early extinguishment or restructuring of debt	(258)	(364)	—	7,652	(7,409)
Foreign currency transaction gain	(2,406)	(12,232)	(2,113)	(32,693)	(10,633)
Income from discontinued operations, net of tax	—	(140)	(380)	(145)	(2,382)
Gain from sale of discontinued operations, net of tax	—	(174)	—	(6,132)	(7,415)

ADJUSTED NET LOSS	$(6,617)	$(8,147)	$(3,125)	$(20,365)	$(40,452)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	142,633	208,042	113,849	175,719	112,366
DILUTIVE WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	—	(65,899)	—	(46,948)	—

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	142,633	142,143	113,849	128,771	112,366

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.03)	$0.02	$(0.02)	$0.05	$(2.12)

ADJUSTED DILUTED NET LOSS PER COMMON SHARE	$(0.05)	$(0.06)	$(0.03)	$(0.16)	$(0.36)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,301	$2,858	$3,895	$11,467	$12,870
Net cash used in purchase of property and equipment	(15,028)	(12,676)	(9,090)	(44,745)	(33,016)

FREE CASH FLOW	$(11,727)	$(9,818)	$(5,195)	$(33,278)	$(20,146)